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                           September 10, 2021

       Eric Francois
       Chief Financial Officer
       SCYNEXIS INC
       1 Evertrust Plaza, 13th Floor
       Jersey City, NJ 07302-6548

                                                        Re: SCYNEXIS INC
                                                            Registration
Statement on Form S-3
                                                            Filed September 3,
2021
                                                            File No. 333-259300

       Dear Mr. Francois:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Laura
Crotty at 202-551-7614 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Life Sciences
       cc:                                              Scott Sukenick